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                                                                     EXHIBIT (b)
                                   AGREEMENT

     This will confirm the agreement between The New South Africa Fund, Inc. (the "Fund") and Custodial Trust Company ("CTC") pursuant to Section 5.5 of the Custody Agreement, dated as of March 4, 1994, between the Fund and CTC (the "Custody Agreement"), as follows:

          (1) CTC will make a clearing loan to the Fund on or about August 7, 1998, in the principal amount of $6.8 million (the "Loan"), to facilitate the settlement of the shares of the Fund purchased by the Fund in its recently completed self-tender,

          (2) the making of the Loan is subject to the absence of any material adverse change, as determined by CTC in its sole and absolute discretion, in the condition, financial or otherwise, of the Fund or the securities markets in the United States or South Africa,

          (3) the Loan, which is expected to be repaid on or about August 14, 1998, is repayable on demand made by CTC at any time before, on or after such date,

          (4) the Loan shall bear interest at a fluctuating rate per annum at all times equal to the Federal Funds Rate in effect from time to time plus
     1.50 percent (150 basis points), with each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Federal Funds Rate and with such interest payable to CTC on the last day of each calendar month the Loan is outstanding and on the day the Loan is repaid to CTC ("Federal Funds Rate" means the rate for U.S. dollar funds settled through the Federal Reserve System or other immediately available U.S. dollar funds, as quoted by an independent broker of such funds, selected by CTC in its sole and absolute discretion, rounded up or down, at Bank's discretion, to the nearest whole multiple of one-eighth of one percent),

          (5) as provided in Section 9.3 of the Custody Agreement, the Loan shall be fully secured by all the assets of the Fund in the custody account maintained under the Custody Agreement,

          (6) the Loan shall also be secured by the shares of the Fund whose purchase is funded with the proceeds of the Loan, and the Fund shall keep such shares on deposit with CTC and not cancel them until such time as the Loan is repaid in full, and

          (7) this agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

Dated: August 7, 1998

                                          THE NEW SOUTH AFRICA FUND INC.

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          CUSTODIAL TRUST COMPANY

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title: